Akers Biosciences, Inc. 201 Grove Road, Thorofare, NJ 08086 Tel 856-848-8698; Fax 856-848-0296 custservice@akersbiosciences.com www.akersbiosciences.com

January 6, 2020

Mr. Howard Yeaton

24 Godwin Avenue, Suite B-1

Midland Park, NJ 07432

Re: Offer of Employment

Dear Howard:

I am pleased to offer you the position of Interim Chief Financial Officer at Akers Bioscience, Inc. (“Akers” or “the Company”) on the terms set forth herein.

1. The start date of your position as outlined in this Letter Agreement (the “Agreement”) is January 1, 2020. It is the Company’s intention that your employment as Interim Chief Financial Officer shall proceed continuously from October 5, 2018, as provided for, in part, in such employment agreement dated October 5, 2018. The October 5, 2018 employment agreement was terminated effective on December 31, 2019, and from such date, Mr. Yeaton shall no longer serve as the Company’s Chief Executive Officer. Your primary place of work will be at the Company’s facilities in Thorofare, New Jersey.

2. You shall render such services to the Company as are customarily rendered by a Chief Financial Officer. You shall devote substantially all of your professional time to Company duties, provided, however, that you may devote such time as necessary to maintain your current financial consulting business so long as it does not materially interfere with your Company duties. The Company will provide you with Directors’ and Officers’ liability coverage no less generous than that which applies to directors of the Company.

3. You will have a base salary of $25,000.00 (Twenty-Five Thousand Dollars) per month paid in advance on the first date of each month, except for January 2020, in which case it will be paid no later than January 8, 2020, less all deductions applicable to wages.

4. You shall be eligible to participate in all group health, retirement, and other benefit plans offer by the Company. The Company retains the discretion to discontinue, amend, or reduce such benefit plans in accordance with applicable law.

5. You will be reimbursed for your reasonable and necessary travel and business expenses, including the expenses of travel and hotel stays in or near Thorofare, New Jersey.

Howard Yeaton

January 6, 2020

6. While we anticipate your employment under this agreement shall continue through March 31, 2020, your employment shall be “at-will,” which means that either you or the Company may terminate your employment at any time for any reason or no reason. Each party agrees to give the other 30 (thirty) days’ written notice prior to terminating the employment.

7. This Agreement comprises the entire agreement between you and the Company concerning its subject matter. All prior employment agreements are terminated and are of no further force or effect.

8. This Agreement may not be orally modified. This Agreement shall construed in accordance with, and governed in all respects, by the laws of the State of New Jersey without reference to principles of conflicts of laws. The exclusive venue for any disputes concerning this agreement or your employment with the Company shall be the New Jersey State Courts with jurisdiction over the County of Gloucester, New Jersey and the United States District Court for the District of New Jersey. All parties to this agreement waive any right to trial by jury in regard to such disputes.

We look forward to your continued employment with the Company in this new role. Please sign this letter below to indicate your acceptance of these terms and conditions of employment and send us a signed copy at your earliest convenience.

Sincerely yours,

AKERS BIOSCIENCES, INC.

By:	/s/ Christopher Schreiber
Christopher Schreiber
Executive Chairman

ACCEPTED AND AGREED THIS

____ DAY OF JANUARY 2020

/s/ Howard Yeaton
Howard Yeaton